Exhibit 99.1
Coca-Cola Reports Fourth Quarter and Full-Year 2023 Results

Global Unit Case Volume Grew 2% for the Quarter and 2% for the Full Year

Net Revenues Grew 7% for the Quarter and 6% for the Full Year;
Organic Revenues (Non-GAAP) Grew 12% for the Quarter and 12% for the Full Year

Operating Income Grew 10% for the Quarter and 4% for the Full Year;
Comparable Currency Neutral Operating Income (Non-GAAP) Grew 20% for the Quarter and
16% for the Full Year

Fourth Quarter EPS Declined 2% to $0.46; Comparable EPS (Non-GAAP) Grew 10% to $0.49;
Full Year EPS Grew 13% to $2.47; Comparable EPS (Non-GAAP) Grew 8% to $2.69

Cash Flow from Operations Was $11.6 Billion for the Full Year, Up 5%;
Full-Year Free Cash Flow (Non-GAAP) Was $9.7 Billion for the Full Year, Up 2%

Company Provides 2024 Financial Outlook

ATLANTA, Feb. 13, 2024 – The Coca-Cola Company today reported fourth quarter and full-year 2023 results. “During the year, our people and partners rose to meet new challenges, allowing us to excel globally and deliver in a dynamic world,” said James Quincey, Chairman and CEO of The Coca-Cola Company. “As we begin a new year, we’re confident that our all-weather strategy, powerful portfolio and harmonized system will continue to create value for our stakeholders in 2024 and for the long term.”

Highlights

Quarterly / Full-Year Performance
•Revenues: For the quarter, net revenues grew 7% to $10.8 billion, and organic revenues (non-GAAP) grew 12%, driven by 9% growth in price/mix and 3% growth in concentrate sales. The quarter included one additional day, which resulted in a 1-point tailwind to revenue growth. For the full year, net revenues grew 6% to $45.8 billion, and organic revenues (non-GAAP) grew 12%, driven by 10% growth in price/mix and 2% growth in concentrate sales. For both the quarter and the full year, organic revenue (non-GAAP) performance was strong across all operating segments.
•Operating margin: For the quarter, operating margin was 21.0% versus 20.5% in the prior year, while comparable operating margin (non-GAAP) was 23.1% versus 22.7% in the prior year. For the full year, operating margin was 24.7% versus 25.4% in the prior year, while comparable operating margin (non-GAAP) was 29.1% versus 28.7% in the prior year. Operating margin performance included items impacting comparability and currency headwinds. For both the quarter and full year, comparable operating margin (non-GAAP) expansion was primarily driven by strong topline growth, partially offset by an increase in marketing investments versus the prior year, as well as currency headwinds.
•Earnings per share: For the quarter, EPS declined 2% to $0.46, while comparable EPS (non-GAAP) grew 10% to $0.49. EPS performance included the impact of a 14-point currency headwind, while comparable EPS (non-GAAP) performance included the impact of a 13-point currency headwind. For the full year, EPS grew 13% to $2.47, and comparable EPS (non-GAAP) grew 8% to $2.69. EPS performance included the impact of an 8-point currency headwind, while comparable EPS (non-GAAP) performance included the impact of a 7-point currency headwind.
•Market share: For both the quarter and the full year, the company gained value share in total nonalcoholic ready-to-drink (NARTD) beverages.
•Cash flow: Cash flow from operations was $11.6 billion for the full year, an increase of $581 million versus the prior year, driven by strong business performance and working capital initiatives, partially offset by a transition tax payment and currency headwinds. Free cash flow (non-GAAP) was $9.7 billion for the full year, an increase of $213 million versus the prior year.

Company Updates
•Connecting with consumers through experiences and digital engagement: The company continues to leverage its marketing transformation to build globally scaled marketing platforms tailored to local consumers. In the fourth quarter, “The World Needs More Santas” campaign was executed in over 80 markets, continuing the company’s rich history of celebrating the holidays. The company leveraged the success of its first AI-based platform, “Create Real Magic”, by inviting consumers to create sharable, digital greeting cards featuring iconic brand assets such as cherished depictions of Santa Claus and the Coca-Cola polar bear. Local initiatives generated buzz and excitement, such as the Coca-Cola Caravan Truck Tour, which travelled throughout nearly 60 countries around the world making over a thousand stops and meeting over 16 million consumers to share in the magic. In total, the holiday campaign experiences garnered approximately 9 billion impressions on social media. By combining the company’s global scale with local relevancy, the holiday activation contributed to Trademark Coca-Cola® volume and value share gains as well as unit case volume and transactions growth for both the quarter and for the full year.
•Building a system that is increasingly positioned for sustainable long-term growth: Since the start of 2023, the company completed the refranchising of company-owned bottling operations in Vietnam to a subsidiary of Swire Pacific Limited (Swire), completed the sale of its stake in the bottler in Pakistan to Coca-Cola İçecek and completed the sale of its stake in the bottler in Indonesia to Coca-Cola Europacific Partners (CCEP). More recently, the company completed the refranchising of a portion of its company-owned bottling operations in India to existing franchise bottlers and received regulatory approval to sell its bottling operations in the Philippines to CCEP and Aboitiz Equity Ventures, which is expected to close towards the end of February 2024. Additionally, the company recently completed the sale of its stake in the largest bottler in Thailand to Swire and existing shareholders of the bottler. Our franchise business model has enabled the company to develop a strong global footprint with a local touch in markets around the world. The company continuously works to optimize the system with trusted, capable and motivated bottling partners allowing it to focus on building and growing consumer-loved brands.
•Delivering on our purpose by empowering people to drive growth: The company’s strategy is centered around people, starting with the employees who are critical in bringing this strategy to life. In November, the company was ranked #1 on the 2023 American Opportunity Index, which assessed how effectively companies enable employees to progress in their careers in the United States. Around the world, the company provides thousands of jobs and is invested in the long-term success of its employees. Over the year, the company enhanced its learning and related technologies, making strides towards nurturing a more innovative and informed workforce. The company’s 2023 Culture & Engagement Survey results underscore the strong levels of employee pride and growth opportunities with a strong number of respondents saying they are proud to work at The Coca-Cola Company and see good opportunities to learn and grow in their roles.

Operating Review – Three Months Ended December 31, 2023
Revenues and Volume

Percent Change	Concentrate Sales[1]	Price/Mix	Currency Impact	Acquisitions, Divestitures and Structural Changes, Net	Reported Net Revenues	Organic Revenues[2]	Unit Case Volume[3]
Consolidated	3	9	(4)	(1)	7	12	2
Europe, Middle East & Africa	2	24	(14)	0	11	25	1
Latin America	10	14	(8)	0	16	23	4
North America	(3)	8	0	0	5	5	(1)
Asia Pacific	3	10	(5)	(1)	7	13	2
Global Ventures[4]	3	3	4	0	10	5	(1)
Bottling Investments	7	7	(4)	(8)	2	14	(1)
Operating Income and EPS

Percent Change	Reported Operating Income	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral Operating Income[2]
Consolidated	10	0	(11)	20
Europe, Middle East & Africa	30	1	(22)	50
Latin America	10	(1)	(13)	24
North America	19	14	0	5
Asia Pacific	6	(9)	(4)	18
Global Ventures	426	194	11	221
Bottling Investments	38	(19)	(9)	66

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral EPS[2]
Consolidated	(2)	(13)	(13)	23

Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes, if any.
2 Organic revenues, comparable currency neutral operating income and comparable currency neutral EPS are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.
3 Unit case volume is computed based on average daily sales.
4 Due to the combination of multiple business models in the Global Ventures operating segment, the composition of concentrate sales and price/mix may fluctuate materially from period to period. Therefore, the company places greater focus on revenue growth as the best indicator     of underlying performance of the Global Ventures operating segment.

Operating Review – Year Ended December 31, 2023
Revenues and Volume

Percent Change	Concentrate Sales[1]	Price/Mix	Currency Impact	Acquisitions, Divestitures and Structural Changes, Net	Reported Net Revenues	Organic Revenues[2]	Unit Case Volume
Consolidated	2	10	(4)	(1)	6	12	2
Europe, Middle East & Africa	0	19	(12)	0	7	19	(2)
Latin America	6	16	(3)	0	19	22	5
North America	(1)	8	0	0	7	7	(1)
Asia Pacific	0	5	(5)	1	0	5	3
Global Ventures[3]	5	2	0	0	8	7	4
Bottling Investments	6	8	(7)	(8)	0	14	(1)
Operating Income and EPS

Percent Change	Reported Operating Income	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral Operating Income[2]
Consolidated	4	(4)	(7)	16
Europe, Middle East & Africa	6	1	(15)	21
Latin America	20	0	(5)	24
North America	18	4	0	15
Asia Pacific	(11)	0	(6)	(5)
Global Ventures	78	2	3	74
Bottling Investments	19	4	(6)	21

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral EPS[2]
Consolidated	13	4	(7)	15

Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume after considering the impact of structural changes, if any.
2 Organic revenues, comparable currency neutral operating income and comparable currency neutral EPS are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.
3 Due to the combination of multiple business models in the Global Ventures operating segment, the composition of concentrate sales and     price/mix may fluctuate materially from period to period. Therefore, the company places greater focus on revenue growth as the best indicator     of underlying performance of the Global Ventures operating segment.
In addition to the data in the preceding tables, operating results included the following:

Consolidated
•Unit case volume grew 2% for the quarter. Developed markets were even as growth in Mexico and Germany was offset by declines in the United States and Chile. Developing and emerging markets grew 4%, driven by growth in Brazil and India. For the full year, unit case volume grew 2%. Developed markets grew 1%, driven by growth in Mexico and Germany. Developing and emerging markets grew 2%, driven by growth in India and Brazil, partially offset by the suspension of business in Russia in 2022.

Unit case volume performance included the following:
◦Sparkling soft drinks grew 2% for both the quarter and the full year, primarily driven by growth in Latin America and Asia Pacific. Trademark Coca-Cola® grew 2% for both the quarter and the full year, primarily driven by growth in Latin America and Asia Pacific. Coca-Cola Zero Sugar grew 4% for the quarter and 5% for the full year, driven by growth in Latin America and North America. Sparkling flavors grew 1% for both the quarter and the full year, primarily driven by growth in Asia Pacific.
◦Juice, value-added dairy and plant-based beverages grew 6% for the quarter and 2% for the full year. This performance benefited from growth in Minute Maid® Pulpy in China, Mazoe® in Africa and fairlife® in the United States.
◦Water, sports, coffee and tea was even for the quarter and grew 1% for the full year. Water grew 1% for the quarter and 2% for the full year, primarily driven by growth in Latin America. Sports drinks declined 1% for the quarter and were even for the year. Full year performance was benefited by growth in Powerade® in Latin America, offset by a decline in BODYARMOR®. Coffee declined 7% for the quarter and grew 3% for the year. Full year performance was benefited by strong performance of Costa® coffee in the United Kingdom and China. Tea was even for the quarter and declined 1% for the full year, as growth in Latin America and Europe, Middle East and Africa was more than offset by declines in North America and doğadan® in Türkiye.
•Price/mix grew 9% for the quarter and 10% for the full year, primarily driven by pricing actions in the marketplace, including the continued impact of hyperinflationary markets, and favorable mix. For the quarter, concentrate sales were 1 point ahead of unit case volume, primarily due to one additional day.
•Operating income grew 10% for the quarter and 4% for the full year, which included items impacting comparability and currency headwinds. Comparable currency neutral operating income (non-GAAP) grew 20% for the quarter and 16% for the year. For both the quarter and the full year, performance was driven by organic revenue (non-GAAP) growth across all operating segments, partially offset by an increase in marketing investments.

Europe, Middle East & Africa
•Unit case volume grew 1% for the quarter, driven by growth in water, sports, coffee and tea as well as juice, value-added dairy and plant-based beverages. Growth was led by Germany and Nigeria.
•Price/mix grew 24% for the quarter, approximately one-third of which was driven by the continued impact of pricing in hyperinflationary markets and the remaining driven primarily by pricing actions across operating units. For the quarter, concentrate sales were 1 point ahead of unit case volume, primarily due to one additional day.
•Operating income grew 30% for the quarter, which included a 22-point currency headwind. Comparable currency neutral operating income (non-GAAP) grew 50% for the quarter, primarily driven by organic revenue (non-GAAP) growth across all operating units.
•For the year, the company gained value share in total NARTD beverages, led by share gains in Türkiye, Nigeria and Germany.

Latin America
•Unit case volume grew 4% for the quarter, driven by growth in Trademark Coca-Cola and water, sports, coffee and tea. Growth was led by Brazil and Mexico.

•Price/mix grew 14% for the quarter, primarily driven by the continued impact of inflationary pricing in Argentina and pricing actions, partially offset by incremental investments in the marketplace. For the quarter, concentrate sales were 6 points ahead of unit case volume, primarily due to one additional day and the timing of concentrate shipments.
•Operating income grew 10% for the quarter, which included a 15-point currency headwind and items impacting comparability. Comparable currency neutral operating income (non-GAAP) grew 24% for the quarter, primarily driven by strong organic revenue (non-GAAP) growth, partially offset by an increase in marketing investments.
•For the year, the company gained value share in total NARTD beverages, led by share gains in Brazil, Colombia and Mexico.

North America
•Unit case volume declined 1% for the quarter, as growth in juice, value-added dairy and plant-based beverages and Trademark Coca-Cola was more than offset by a decline in water, sports, coffee and tea.
•Price/mix grew 8% for the quarter, primarily driven by pricing actions already in the marketplace, timing related adjustments and favorable category mix. For the quarter, concentrate sales were 2 points behind unit case volume, primarily due to the timing of concentrate shipments, partially offset by one additional day.
•Operating income grew 19% for the quarter, which included items impacting comparability. Comparable currency neutral operating income (non-GAAP) grew 5% for the quarter, primarily driven by organic revenue (non-GAAP) growth.
•For the year, the company gained value share in total NARTD beverages, driven by sparkling soft drinks and value-added dairy beverages.

Asia Pacific
•Unit case volume grew 2% for the quarter, primarily driven by growth in juice, value-added dairy and plant-based beverages and sparkling flavors. Growth was led by India and China.
•Price/mix grew 10% for the quarter, primarily driven by pricing actions in the marketplace and favorable category mix. For the quarter, concentrate sales were 1 point ahead of unit case volume, primarily due to one additional day.
•Operating income grew 6% for the quarter, which included items impacting comparability and a 13-point currency headwind. Comparable currency neutral operating income (non-GAAP) grew 18% for the quarter, driven by organic revenue (non-GAAP) growth across all operating units and lower operating costs, partially offset by an increase in marketing investments.
•For the year, the company gained value share in total NARTD beverages, led by share gains in India, the Philippines, South Korea and Japan.

Global Ventures
•Net revenues grew 10%, and organic revenues (non-GAAP) grew 5% for the quarter, primarily driven by the strong performance of Costa® coffee in the United Kingdom and China.
•Operating income and comparable currency neutral operating income (non-GAAP) both had robust growth for the quarter, driven by organic revenue (non-GAAP) growth and lower costs.

Bottling Investments
•Unit case volume declined 1% for the quarter, as growth in India and the Philippines was more than offset by the impact of refranchising bottling operations.
•Price/mix grew 7% for the quarter, driven by pricing actions across most markets.
•Operating income grew 38% for the quarter, which included items impacting comparability and an 8-point currency headwind. Comparable currency neutral operating income (non-GAAP) grew 66% for the quarter, driven by organic revenue (non-GAAP) growth, partially offset by higher operating costs.

Capital Allocation Update
•Reinvesting in the business: The company continued to invest in its various lines of business and spent
$1.9 billion on capital expenditures in 2023, an increase of 25% versus the prior year.
•Continuing to grow the dividend: The company paid dividends totaling $8.0 billion during 2023. The company has increased its dividend in each of the last 61 years.
•M&A initiatives: In 2023, the company did not make any significant acquisitions. The company continues to evaluate inorganic growth opportunities through brands and capabilities. In 2023, with respect to divestitures, the company made progress towards refranchising company-owned bottling operations.
•Share repurchases: In 2023, the company issued $0.5 billion of shares in connection with the exercise of stock options by employees and purchased $2.3 billion of shares. Consequently, net share repurchases (non-GAAP) were $1.7 billion. The company’s remaining share repurchase authorization is approximately $6 billion.

Outlook
The 2024 outlook information provided below includes forward-looking non-GAAP financial measures, which management uses in measuring performance. The company is not able to reconcile full-year 2024 projected organic revenues (non-GAAP) to full-year 2024 projected reported net revenues, full-year 2024 projected comparable net revenues (non-GAAP) to full-year 2024 projected reported net revenues, full-year 2024 projected underlying effective tax rate (non-GAAP) to full-year 2024 projected reported effective tax rate, full-year 2024 projected comparable currency neutral EPS (non-GAAP) to full-year 2024 projected reported EPS, or full-year 2024 projected comparable EPS (non-GAAP) to full-year 2024 projected reported EPS without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the exact timing and exact impact of acquisitions, divestitures and structural changes throughout 2024; the exact timing and exact amount of items impacting comparability throughout 2024; and the exact impact of fluctuations in foreign currency exchange rates throughout 2024. The unavailable information could have a significant impact on the company’s full-year 2024 reported financial results.
Full Year 2024
The company expects to deliver organic revenue (non-GAAP) growth of 6% to 7%.
For comparable net revenues (non-GAAP), the company expects a 2% to 3% currency headwind based on the current rates and including the impact of hedged positions, in addition to a 4% to 5% headwind from acquisitions, divestitures and structural changes.
The company’s underlying effective tax rate (non-GAAP) is estimated to be 19.2%. This does not include the impact of ongoing tax litigation with the IRS, if the company were not to prevail.
Given the above considerations, the company expects to deliver comparable currency neutral EPS (non-GAAP) growth of 8% to 10% and comparable EPS (non-GAAP) growth of 4% to 5%, versus $2.69 in 2023.
Comparable EPS (non-GAAP) percentage growth is expected to include a 4% to 5% currency headwind based on the current rates and including the impact of hedged positions, in addition to an approximate 2% headwind from acquisitions, divestitures and structural changes.

The company expects to generate free cash flow (non-GAAP) of approximately $9.2 billion through cash flow from operations of approximately $11.4 billion, less capital expenditures of approximately $2.2 billion. This does not include any potential payments related to ongoing tax litigation with the IRS.
First Quarter 2024 Considerations
Comparable net revenues (non-GAAP) are expected to include an approximate 4% currency headwind based on the current rates and including the impact of hedged positions, in addition to an approximate 2% headwind from acquisitions, divestitures and structural changes.
Comparable EPS (non-GAAP) percentage growth is expected to include an approximate 8% currency headwind based on the current rates and including the impact of hedged positions, in addition to an approximate 1% headwind from acquisitions, divestitures and structural changes.
The first quarter has one less day compared to the first quarter of 2023.

Notes
•All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period, unless otherwise noted.
•All references to volume and volume percentage changes indicate unit case volume, unless otherwise noted. All volume percentage changes are computed based on average daily sales in the fourth quarter, unless otherwise noted, and are computed on a reported basis for the full year. “Unit case” means a unit of measurement equal to 192 U.S. fluid ounces of finished beverage (24 eight-ounce servings), with the exception of unit case equivalents for Costa non-ready-to-drink beverage products which are primarily measured in number of transactions. “Unit case volume” means the number of unit cases (or unit case equivalents) of company beverages directly or indirectly sold by the company and its bottling partners to customers or consumers.
•“Concentrate sales” represents the amount of concentrates, syrups, beverage bases, source waters and powders/minerals (in all instances expressed in unit case equivalents) sold by, or used in finished beverages sold by, the company to its bottling partners or other customers. For Costa non-ready-to-drink beverage products, “concentrate sales” represents the amount of beverages, primarily measured in number of transactions (in all instances expressed in unit case equivalents) sold by the company to customers or consumers. In the reconciliation of reported net revenues, “concentrate sales” represents the percent change in net revenues attributable to the increase (decrease) in concentrate sales volume for the geographic operating segments and the Global Ventures operating segment after considering the impact of structural changes, if any. For the Bottling Investments operating segment for the fourth quarter, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes, if any. For the Bottling Investments operating segment for the full year, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume after considering the impact of structural changes, if any. The Bottling Investments operating segment reflects unit case volume growth for consolidated bottlers only.
•“Price/mix” represents the change in net operating revenues caused by factors such as price changes, the mix of products and packages sold, and the mix of channels and geographic territories where the sales occurred.
•First quarter 2023 financial results were impacted by one less day as compared to first quarter 2022, and fourth quarter 2023 financial results were impacted by one additional day as compared to fourth quarter 2022. Unit case volume results for the quarters are not impacted by the variances in days due to the average daily sales computation referenced above.

Conference Call
The company is hosting a conference call with investors and analysts to discuss fourth quarter and full-year 2023 operating results today, Feb. 13, 2024, at 8:30 a.m. ET. The company invites participants to listen to a live webcast of the conference call on the company’s website, http://www.coca-colacompany.com, in the “Investors” section. An audio replay in downloadable digital format and a transcript of the call will be available on the website within 24 hours following the call. Further, the “Investors” section of the website includes certain supplemental information and a reconciliation of non-GAAP financial measures to the company’s results as reported under GAAP, which may be used during the call when discussing financial results.

Contacts:
Investors and Analysts: Robin Halpern, koinvestorrelations@coca-cola.com
Media: Scott Leith, sleith@coca-cola.com

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In millions except per share data)

	Three Months Ended
	December 31, 2023	December 31, 2022	% Change
Net Operating Revenues	$10,849	$10,125	7
Cost of goods sold	4,634	4,513	3
Gross Profit	6,215	5,612	11
Selling, general and administrative expenses	3,799	3,431	11
Other operating charges	143	106	34
Operating Income	2,273	2,075	10
Interest income	267	143	87
Interest expense	413	304	36
Equity income (loss) — net	361	339	7
Other income (loss) — net	(6)	247	—
Income Before Income Taxes	2,482	2,500	(1)
Income taxes	496	444	12
Consolidated Net Income	1,986	2,056	(3)
Less: Net income (loss) attributable to noncontrolling interests	13	25	(46)
Net Income Attributable to Shareowners of The Coca-Cola Company	$1,973	$2,031	(3)
Basic Net Income Per Share[1]	$0.46	$0.47	(3)
Diluted Net Income Per Share[1]	$0.46	$0.47	(2)
Average Shares Outstanding	4,317	4,326	0
Effect of dilutive securities	13	21	(36)
Average Shares Outstanding Assuming Dilution	4,330	4,347	0
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 Calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In millions except per share data)

	Year Ended
	December 31, 2023	December 31, 2022	% Change
Net Operating Revenues	$45,754	$43,004	6
Cost of goods sold	18,520	18,000	3
Gross Profit	27,234	25,004	9
Selling, general and administrative expenses	13,972	12,880	8
Other operating charges	1,951	1,215	60
Operating Income	11,311	10,909	4
Interest income	907	449	102
Interest expense	1,527	882	73
Equity income (loss) — net	1,691	1,472	15
Other income (loss) — net	570	(262)	—
Income Before Income Taxes	12,952	11,686	11
Income taxes	2,249	2,115	6
Consolidated Net Income	10,703	9,571	12
Less: Net income (loss) attributable to noncontrolling interests	(11)	29	—
Net Income Attributable to Shareowners of The Coca-Cola Company	$10,714	$9,542	12
Basic Net Income Per Share[1]	$2.48	$2.20	12
Diluted Net Income Per Share[1]	$2.47	$2.19	13
Average Shares Outstanding	4,323	4,328	0
Effect of dilutive securities	16	22	(29)
Average Shares Outstanding Assuming Dilution	4,339	4,350	0
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 Calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In millions except par value)

	December 31, 2023	December 31, 2022
ASSETS
Current Assets
Cash and cash equivalents	$9,366	$9,519
Short-term investments	2,997	1,043
Total Cash, Cash Equivalents and Short-Term Investments	12,363	10,562
Marketable securities	1,300	1,069
Trade accounts receivable, less allowances of $502 and $516, respectively	3,410	3,487
Inventories	4,424	4,233
Prepaid expenses and other current assets	5,235	3,240
Total Current Assets	26,732	22,591
Equity method investments	19,671	18,264
Other investments	118	501
Other noncurrent assets	7,162	6,189
Deferred income tax assets	1,561	1,746
Property, plant and equipment — net	9,236	9,841
Trademarks with indefinite lives	14,349	14,214
Goodwill	18,358	18,782
Other intangible assets	516	635
Total Assets	$97,703	$92,763
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$15,485	$15,749
Loans and notes payable	4,557	2,373
Current maturities of long-term debt	1,960	399
Accrued income taxes	1,569	1,203
Total Current Liabilities	23,571	19,724
Long-term debt	35,547	36,377
Other noncurrent liabilities	8,466	7,922
Deferred income tax liabilities	2,639	2,914
The Coca-Cola Company Shareowners’ Equity
Common stock, $0.25 par value; authorized — 11,200 shares; issued — 7,040 shares	1,760	1,760
Capital surplus	19,209	18,822
Reinvested earnings	73,782	71,019
Accumulated other comprehensive income (loss)	(14,275)	(14,895)
Treasury stock, at cost — 2,732 and 2,712 shares, respectively	(54,535)	(52,601)
Equity Attributable to Shareowners of The Coca-Cola Company	25,941	24,105
Equity attributable to noncontrolling interests	1,539	1,721
Total Equity	27,480	25,826
Total Liabilities and Equity	$97,703	$92,763

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In millions)

	Year Ended
	December 31, 2023	December 31, 2022
Operating Activities
Consolidated net income	$10,703	$9,571
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	1,128	1,260
Stock-based compensation expense	254	356
Deferred income taxes	(2)	(122)
Equity (income) loss — net of dividends	(1,019)	(838)
Foreign currency adjustments	175	203
Significant (gains) losses — net	(492)	(129)
Other operating charges	1,741	1,086
Other items	(43)	236
Net change in operating assets and liabilities	(846)	(605)
Net Cash Provided by Operating Activities	11,599	11,018
Investing Activities
Purchases of investments	(6,698)	(3,751)
Proceeds from disposals of investments	4,354	4,771
Acquisitions of businesses, equity method investments and nonmarketable securities	(62)	(73)
Proceeds from disposals of businesses, equity method investments and nonmarketable securities	430	458
Purchases of property, plant and equipment	(1,852)	(1,484)
Proceeds from disposals of property, plant and equipment	74	75
Collateral (paid) received associated with hedging activities — net	366	(1,465)
Other investing activities	39	706
Net Cash Provided by (Used in) Investing Activities	(3,349)	(763)
Financing Activities
Issuances of loans, notes payable and long-term debt	6,891	3,972
Payments of loans, notes payable and long-term debt	(5,034)	(4,930)
Issuances of stock	539	837
Purchases of stock for treasury	(2,289)	(1,418)
Dividends	(7,952)	(7,616)
Other financing activities	(465)	(1,095)
Net Cash Provided by (Used in) Financing Activities	(8,310)	(10,250)
Effect of Exchange Rate Changes on Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents	(73)	(205)
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents during the year	(133)	(200)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of year	9,825	10,025
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents at End of Year	9,692	9,825
Less: Restricted cash and restricted cash equivalents at end of year	326	306
Cash and Cash Equivalents at End of Year	$9,366	$9,519

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments and Corporate
(In millions)

Three Months Ended

	Net Operating Revenues[1]			Operating Income (Loss)			Income (Loss) Before Income Taxes
	December 31, 2023	December 31, 2022	% Fav. / (Unfav.)	December 31, 2023	December 31, 2022	% Fav. / (Unfav.)	December 31, 2023	December 31, 2022	% Fav. / (Unfav.)
Europe, Middle East & Africa	$1,690	$1,519	11	$798	$614	30	$812	$626	30
Latin America	1,492	1,289	16	797	724	10	759	727	4
North America	4,040	3,853	5	910	764	19	887	766	16
Asia Pacific	1,115	1,041	7	313	297	6	316	295	7
Global Ventures	813	740	10	119	23	426	119	23	424
Bottling Investments	2,013	1,982	2	185	135	38	467	431	8
Corporate	31	17	92	(849)	(482)	(76)	(878)	(368)	(139)
Eliminations	(345)	(316)	(9)	—	—	—	—	—	—
Consolidated	$10,849	$10,125	7	$2,273	$2,075	10	$2,482	$2,500	(1)
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 During the three months ended December 31, 2023, intersegment revenues were $181 million for Europe, Middle East & Africa, $2 million for North America, $160 million for Asia Pacific and $2 million for Bottling Investments. During the three months ended December 31, 2022, intersegment revenues were $146 million for Europe, Middle East & Africa, $1 million for North America, $167 million for Asia Pacific and $2 million for Bottling Investments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments and Corporate
(In millions)

Year Ended

	Net Operating Revenues[1]			Operating Income (Loss)			Income (Loss) Before Income Taxes
	December 31, 2023	December 31, 2022	% Fav. / (Unfav.)	December 31, 2023	December 31, 2022	% Fav. / (Unfav.)	December 31, 2023	December 31, 2022	% Fav. / (Unfav.)
Europe, Middle East & Africa	$8,078	$7,523	7	$4,202	$3,958	6	$4,255	$3,952	8
Latin America	5,830	4,910	19	3,432	2,870	20	3,404	2,879	18
North America	16,774	15,674	7	4,435	3,742	18	4,450	3,768	18
Asia Pacific	5,455	5,445	0	2,040	2,303	(11)	1,905	2,320	(18)
Global Ventures	3,064	2,843	8	329	185	78	338	196	73
Bottling Investments	7,860	7,891	0	578	487	19	2,119	1,743	22
Corporate	126	94	34	(3,705)	(2,636)	(41)	(3,519)	(3,172)	(11)
Eliminations	(1,433)	(1,376)	(4)	—	—	—	—	—	—
Consolidated	$45,754	$43,004	6	$11,311	$10,909	4	$12,952	$11,686	11
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 During the year ended December 31, 2023, intersegment revenues were $686 million for Europe, Middle East & Africa, $8 million for North America, $731 million for Asia Pacific and $8 million for Bottling Investments. During the year ended December 31, 2022, intersegment revenues were $627 million for Europe, Middle East & Africa, $7 million for North America, $734 million for Asia Pacific and $8 million for Bottling Investments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures: “comparable net revenues,” “comparable currency neutral net revenues,” “organic revenues,” “comparable operating margin,” “underlying operating margin,” “comparable operating income,” “comparable currency neutral operating income,” “comparable EPS,” “comparable currency neutral EPS,” “underlying effective tax rate,” “free cash flow” and “net share repurchases,” each of which is defined below. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors’ ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of each of these non-GAAP financial measures to GAAP information are also included below. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the company’s performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.
DEFINITIONS
•“Currency neutral operating results” are determined by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results, by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived current period local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the company’s financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.
•“Structural changes” generally refer to acquisitions and divestitures of bottling operations, including the impact of intercompany transactions between our operating segments. In August 2022, the company acquired a controlling interest in a bottling operation in Malawi. The impact of this acquisition has been included in acquisitions, divestitures and structural changes in our analysis of net revenues on a consolidated basis as well as for the Bottling Investments operating segment for the year ended December 31, 2023. In November 2022, the company refranchised our bottling operations in Cambodia, and in January 2023, the company refranchised our bottling operations in Vietnam. The impact of these refranchisings has been included in acquisitions, divestitures and structural changes in our analysis of net revenues on a consolidated basis as well as for the Bottling Investments and Asia Pacific operating segments for the three months and year ended December 31, 2023.
•“Comparable net revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Comparable currency neutral net revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) as well as the impact of fluctuations in foreign currency exchange rates. Management believes the comparable net revenues (non-GAAP) growth measure and the comparable currency neutral net revenues (non-GAAP) growth measure provide investors with useful supplemental information to enhance their understanding of the company’s revenue performance and trends by improving their ability to compare our period-to-period results. “Organic revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for the impact of acquisitions, divestitures and structural changes, as applicable, and the impact of fluctuations in foreign currency exchange rates. Management believes the organic revenue (non-GAAP) growth measure provides users with useful supplemental information regarding the company’s ongoing revenue performance and trends by presenting revenue growth excluding the impact of foreign exchange as well as the impact of acquisitions, divestitures and structural changes. The adjustments related to acquisitions, divestitures and structural changes for the three months and year ended December 31, 2023 included the structural changes discussed above. Additionally, in May 2023 and July 2022, the company acquired certain brands in Asia Pacific. The impact of acquiring these brands has been included in acquisitions, divestitures and structural changes in our

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
analysis of net revenues on a consolidated basis as well as for the Asia Pacific operating segment for the three months and year ended December 31, 2023.
•“Comparable operating income” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Comparable currency neutral operating income” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) and the impact of fluctuations in foreign currency exchange rates. “Comparable operating margin” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Underlying operating margin” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below), the impact of fluctuations in foreign currency exchange rates, and the impact of acquisitions, divestitures and structural changes, as applicable. Management uses these non-GAAP financial measures to evaluate the company’s performance and make resource allocation decisions. Further, management believes the comparable operating income (non-GAAP) growth measure, comparable currency neutral operating income (non-GAAP) growth measure, comparable operating margin (non-GAAP) measure and underlying operating margin (non-GAAP) measure enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company’s underlying business performance and trends by improving their ability to compare our period-to-period financial results.
•“Comparable EPS” and “comparable currency neutral EPS” are non-GAAP financial measures that exclude or have otherwise been adjusted for items impacting comparability (discussed further below). Comparable currency neutral EPS (non-GAAP) has also been adjusted for the impact of fluctuations in foreign currency exchange rates. Management uses these non-GAAP financial measures to evaluate the company’s performance and make resource allocation decisions. Further, management believes the comparable EPS (non-GAAP) and comparable currency neutral EPS (non-GAAP) growth measures enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company’s underlying business performance and trends by improving their ability to compare our period-to-period financial results.
•“Underlying effective tax rate” is a non-GAAP financial measure that represents the estimated annual effective income tax rate on income before income taxes, which excludes or has otherwise been adjusted for items impacting comparability (discussed further below).
•“Free cash flow” is a non-GAAP financial measure that represents net cash provided by operating activities less purchases of property, plant and equipment. Management uses this non-GAAP financial measure to evaluate the company’s performance and make resource allocation decisions.
•“Net share repurchases” is a non-GAAP financial measure that reflects the net amount of purchases of stock for treasury after considering proceeds from the issuances of stock, and as applicable, the net change in stock issuance receivables (related to employee stock options exercised but not settled prior to the end of the period) and the net change in treasury stock payables (for treasury shares repurchased but not settled prior to the end of the period).
ITEMS IMPACTING COMPARABILITY
The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as “items impacting comparability” based on how management views our business; makes financial, operating, compensation and planning decisions; and evaluates the company’s ongoing performance. Items such as charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as pertaining to different and unrelated underlying activities or events across comparable periods, are generally considered “items impacting comparability.” Items impacting comparability include, but are not limited to, asset impairments, transaction gains/losses including associated costs, and charges related to restructuring initiatives, in each case when exceeding a U.S. dollar threshold. Also included are our proportionate share of similar items incurred by our equity method investees, timing differences related to our economic (non-designated) hedging activities, and timing differences related to unrealized mark-to-market adjustments of equity securities and

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
trading debt securities, regardless of size. In addition, we provide the impact that fluctuations in foreign currency exchange rates had on our financial results (“currency neutral operating results” defined above).
Asset Impairments
During the three months and year ended December 31, 2023, the company recorded an other-than-temporary impairment charge of $39 million related to an equity method investee in Latin America.
During the year ended December 31, 2022, the company recorded an impairment charge of $57 million related to a trademark in Asia Pacific, which was primarily driven by a change in brand strategy resulting in revised projections of future operating results for the trademark. Additionally, the company recorded an other-than-temporary impairment charge of $96 million related to an equity method investee in Russia.
Equity Investees
During the three months and year ended December 31, 2023, the company recorded net charges of $27 million and $159 million, respectively. During the three months and year ended December 31, 2022, the company recorded a gain of $10 million and a net charge of $34 million, respectively. These amounts represent the company’s proportionate share of significant operating and nonoperating items recorded by certain of our equity method investees.
Transaction Gains/Losses
During the three months and year ended December 31, 2023, the company recorded charges of $82 million and $1,702 million, respectively, related to the remeasurement of our contingent consideration liability to fair value in conjunction with our acquisition of fairlife, LLC (“fairlife”) in 2020. Additionally, the company recorded a gain of $82 million related to the sale of our ownership interest in our equity method investee in Pakistan.
During the year ended December 31, 2023, the company recognized gains of $342 million related to the sale of our ownership interest in an unconsolidated bottling operation. Additionally, the company recorded gains of $439 million and $3 million related to the refranchising of our bottling operations in Vietnam and Cambodia, respectively.
During the three months and year ended December 31, 2022, the company recorded charges of $29 million and $1,000 million, respectively, related to the remeasurement of our contingent consideration liability to fair value in conjunction with our acquisition of fairlife. Additionally, the company recognized gains of $94 million and $169 million, respectively, related to the sale of a portion of our ownership interest in an unconsolidated bottling operation and recognized a net gain of $153 million related to the refranchising of our bottling operations in Cambodia.
During the year ended December 31, 2022, the company recorded a net loss of $24 million as a result of one of our equity method investees issuing additional shares of its stock.
Restructuring
During the three months and year ended December 31, 2023, the company recorded charges of $55 million and $164 million, respectively. During the three months and year ended December 31, 2022, the company recorded charges of $29 million and $85 million, respectively. The costs incurred were primarily related to certain initiatives designed to further simplify and standardize our organization as part of our productivity and reinvestment program.
During the three months and year ended December 31, 2023, the company recorded charges of $1 million and $27 million, respectively. During the three months and year ended December 31, 2022, the company recorded a charge of $38 million. The costs incurred were primarily related to severance costs associated with the restructuring of our North America operating unit.
During the three months and year ended December 31, 2022, the company recorded a gain of $6 million due to a revision of management’s estimates associated with our strategic realignment initiatives.
Other Items
Economic (Non-Designated) Hedges
The company uses derivatives as economic hedges primarily to mitigate the foreign exchange risk for certain currencies, certain interest rate risk, and the price risk associated with the purchase of materials used in our manufacturing processes

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
as well as the purchase of vehicle fuel. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized in earnings.
The company excludes the net impact of mark-to-market adjustments for outstanding hedges and realized gains/losses for settled hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our consolidated statement of income. Management believes this adjustment provides meaningful information related to the impact of our economic hedging activities. During the three months and year ended December 31, 2023, the net impact of the company’s adjustment related to our economic hedging activities resulted in increases of $107 million and $42 million, respectively, to our non-GAAP income before income taxes.
During the three months and year ended December 31, 2022, the net impact of the company’s adjustment related to our economic hedging activities resulted in increases of $134 million and $170 million, respectively, to our non-GAAP income before income taxes.
Unrealized Gains and Losses on Equity and Trading Debt Securities
The company excludes the net impact of unrealized gains and losses resulting from mark-to-market adjustments on our equity and trading debt securities from our non-GAAP financial information until the period in which the underlying securities are sold and the associated gains or losses are realized. Management believes this adjustment provides meaningful information related to the impact of our investments in equity and trading debt securities. During the three months and year ended December 31, 2023, the net impact of the company’s adjustment related to unrealized gains and losses on our equity and trading debt securities resulted in a decrease of $163 million and an increase of $15 million, respectively, to our non-GAAP income before income taxes.
During the three months and year ended December 31, 2022, the net impact of the company’s adjustment related to unrealized gains and losses on our equity and trading debt securities resulted in a decrease of $61 million and an increase of $440 million, respectively, to our non-GAAP income before income taxes.
Other
During the three months and year ended December 31, 2023, the company recorded a net charge of $61 million due to pension and other postretirement benefit plan settlement charges. The company also recorded net charges of $35 million and $50 million, respectively, related to restructuring our manufacturing operations in the United States. Additionally, the company recorded net charges of $4 million and $15 million, respectively, for the amortization of noncompete agreements related to the BODYARMOR acquisition in 2021. The company also recorded charges of $1 million and $8 million, respectively, related to tax litigation expense.
During the year ended December 31, 2023, the company recorded charges totaling $35 million related to the discontinuation of certain manufacturing operations in Asia Pacific.
During the three months and year ended December 31, 2022, the company recorded net charges of $5 million and $36 million, respectively, related to restructuring our manufacturing operations in the United States. Additionally, the company recorded net charges of $15 million and $38 million, respectively, related to the BODYARMOR acquisition, which included various transition and transaction costs, employee retention costs and the amortization of noncompete agreements, net of the reimbursement of distributor termination fees. The company also recorded a charge of $1 million related to tax litigation.
Certain Tax Matters
During the three months and year ended December 31, 2023, the company recorded $7 million and $40 million, respectively, of excess tax benefits associated with the company’s stock-based compensation arrangements and net income tax benefits of $10 million and $87 million, respectively, primarily associated with return to provision adjustments. During the year ended December 31, 2023, the company recorded a net income tax benefit of $90 million related to a change in tax law in a certain foreign jurisdiction and a net income tax benefit of $111 million for changes to our uncertain tax positions, including interest and penalties, as well as for various discrete tax items.
During the three months and year ended December 31, 2022, the company recorded $6 million and $76 million, respectively, of excess tax benefits associated with the company’s stock-based compensation arrangements. The

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
company also recorded net income tax benefits of $41 million and $28 million, respectively, for changes to our uncertain tax positions, including interest and penalties, as well as for various discrete tax items. Additionally, the company recorded net income tax benefits of $36 million and $24 million, respectively, associated with return to provision adjustments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions except per share data)

	Three Months Ended December 31, 2023
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$10,849	$4,634	$6,215	57.3%	$3,799	$143	$2,273	21.0%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	—	—
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(82)	82
Restructuring	—	—	—		—	(56)	56
Other Items	99	(17)	116		—	(5)	121
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$10,948	$4,617	$6,331	57.8%	$3,799	$—	$2,532	23.1%

	Three Months Ended December 31, 2022
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$10,125	$4,513	$5,612	55.4%	$3,431	$106	$2,075	20.5%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	—	—
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		4	(29)	25
Restructuring	—	—	—		—	(61)	61
Other Items	70	(73)	143		—	(16)	159
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$10,195	$4,440	$5,755	56.5%	$3,435	$—	$2,320	22.7%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	7	3	11		11	34	10
% Currency Impact	(4)	(2)	(6)		(1)	—	(13)
% Change — Currency Neutral (Non-GAAP)	11	4	17		12	—	23

% Change — Comparable (Non-GAAP)	7	4	10		11	—	9
% Comparable Currency Impact (Non-GAAP)	(4)	(2)	(5)		(1)	—	(11)
% Change — Comparable Currency Neutral (Non-GAAP)	11	6	15		12	—	20
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions except per share data)

	Three Months Ended December 31, 2023
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$413	$361	$(6)	$2,482	$496	20.0%	$1,973	$0.46
Items Impacting Comparability:
Asset Impairments	—	—	39	39	—		39	0.01
Equity Investees	—	27	—	27	1		26	0.01
Transaction Gains/Losses	—	—	(82)	—	(39)		39	0.01
Restructuring	—	—	—	56	15		41	0.01
Other Items	6	—	(70)	45	16		29	0.01
Certain Tax Matters	—	—	—	—	17		(17)	—
Comparable (Non-GAAP)	$419	$388	$(119)	$2,649	$506	19.1% [2]	$2,130	$0.49

	Three Months Ended December 31, 2022
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$304	$339	$247	$2,500	$444	17.7%	$2,031	$0.47
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—		—	—
Equity Investees	—	(10)	—	(10)	(1)		(9)	—
Transaction Gains/Losses	—	—	(243)	(218)	(105)		(113)	(0.03)
Restructuring	—	—	—	61	16		45	0.01
Other Items	6	—	(59)	94	28		66	0.02
Certain Tax Matters	—	—	—	—	83		(83)	(0.02)
Comparable (Non-GAAP)	$310	$329	$(55)	$2,427	$465	19.1%	$1,937	$0.45

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]		Net income[3]	Diluted net income per share
% Change — Reported (GAAP)	36	7	—	(1)	12		(3)	(2)
% Change — Comparable (Non-GAAP)	35	18	(118)	9	9		10	10
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters discussed above.
2 This does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.
3 This represents net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions except per share data)

	Year Ended December 31, 2023
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$45,754	$18,520	$27,234	59.5%	$13,972	$1,951	$11,311	24.7%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	—	—
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		11	(1,702)	1,691
Restructuring	—	—	—		—	(191)	191
Other Items	30	(55)	85		—	(58)	143
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$45,784	$18,465	$27,319	59.7%	$13,983	$—	$13,336	29.1%

	Year Ended December 31, 2022
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$43,004	$18,000	$25,004	58.1%	$12,880	$1,215	$10,909	25.4%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	(57)	57
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		4	(1,000)	996
Restructuring	—	—	—		—	(117)	117
Other Items	42	(183)	225		—	(41)	266
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$43,046	$17,817	$25,229	58.6%	$12,884	$—	$12,345	28.7%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	6	3	9		8	60	4
% Currency Impact	(4)	(3)	(5)		(3)	—	(8)
% Change — Currency Neutral (Non-GAAP)	11	6	14		11	—	12

% Change — Comparable (Non-GAAP)	6	4	8		9	—	8
% Comparable Currency Impact (Non-GAAP)	(4)	(3)	(5)		(3)	—	(7)
% Change — Comparable Currency Neutral (Non-GAAP)	11	6	13		11	—	16
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions except per share data)

	Year Ended December 31, 2023
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$1,527	$1,691	$570	$12,952	$2,249	17.4%	$10,714	$2.47
Items Impacting Comparability:
Asset Impairments	—	—	39	39	—		39	0.01
Equity Investees	—	159	—	159	14		145	0.03
Transaction Gains/Losses	—	—	(855)	836	27		809	0.19
Restructuring	—	—	—	191	48		143	0.03
Other Items	25	—	108	226	71		138	0.03
Certain Tax Matters	—	—	—	—	328		(328)	(0.08)
Comparable (Non-GAAP)	$1,552	$1,850	$(138)	$14,403	$2,737	19.0% [2]	$11,660	$2.69

	Year Ended December 31, 2022
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$882	$1,472	$(262)	$11,686	$2,115	18.1%	$9,542	$2.19
Items Impacting Comparability:
Asset Impairments	—	—	96	153	—		153	0.04
Equity Investees	—	34	—	34	1		33	0.01
Transaction Gains/Losses	—	—	(294)	702	113		589	0.14
Restructuring	—	—	—	117	30		87	0.02
Other Items	24	—	443	685	158		527	0.12
Certain Tax Matters	—	—	—	—	128		(128)	(0.03)
Comparable (Non-GAAP)	$906	$1,506	$(17)	$13,377	$2,545	19.0%	$10,803	$2.48

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]		Net income[3]	Diluted net income per share
% Change — Reported (GAAP)	73	15	—	11	6		12	13
% Change — Comparable (Non-GAAP)	71	23	(713)	8	8		8	8
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters discussed above.
2 This does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.
3 This represents net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures

Diluted Net Income Per Share:
Three Months Ended December 31, 2023
% Change — Reported (GAAP)	(2)
% Currency Impact	(14)
% Change — Currency Neutral (Non-GAAP)	12

% Impact of Items Impacting Comparability (Non-GAAP)	(13)
% Change — Comparable (Non-GAAP)	10
% Comparable Currency Impact (Non-GAAP)	(13)
% Change — Comparable Currency Neutral (Non-GAAP)	23

Year Ended December 31, 2023
% Change — Reported (GAAP)	13
% Currency Impact	(8)
% Change — Currency Neutral (Non-GAAP)	21

% Impact of Items Impacting Comparability (Non-GAAP)	4
% Change — Comparable (Non-GAAP)	8
% Comparable Currency Impact (Non-GAAP)	(7)
% Change — Comparable Currency Neutral (Non-GAAP)	15
Note: Certain columns may not add due to rounding.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions)

Net Operating Revenues by Operating Segment and Corporate:

	Three Months Ended December 31, 2023
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,690	$1,492	$4,040	$1,115	$813	$2,013	$31	$(345)	$10,849
Items Impacting Comparability:
Other Items	34	19	3	43	—	—	—	—	99
Comparable (Non-GAAP)	$1,724	$1,511	$4,043	$1,158	$813	$2,013	$31	$(345)	$10,948

	Three Months Ended December 31, 2022
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,519	$1,289	$3,853	$1,041	$740	$1,982	$17	$(316)	$10,125
Items Impacting Comparability:
Other Items	39	13	2	16	—	—	—	—	70
Comparable (Non-GAAP)	$1,558	$1,302	$3,855	$1,057	$740	$1,982	$17	$(316)	$10,195

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	11	16	5	7	10	2	92	(9)	7
% Currency Impact	(14)	(8)	0	(5)	4	(4)	1	—	(4)
% Change — Currency Neutral (Non-GAAP)	26	23	5	12	5	5	91	—	11
% Acquisitions, Divestitures and Structural Changes	0	0	0	(1)	0	(8)	0	—	(1)
% Change — Organic Revenues (Non-GAAP)	25	23	5	13	5	14	91	—	12

% Change — Comparable (Non-GAAP)	11	16	5	10	10	2	92	—	7
% Comparable Currency Impact (Non-GAAP)	(14)	(7)	0	(2)	4	(4)	1	—	(4)
% Change — Comparable Currency Neutral (Non-GAAP)	25	23	5	12	5	5	91	—	11
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions)

Net Operating Revenues by Operating Segment and Corporate:

	Year Ended December 31, 2023
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$8,078	$5,830	$16,774	$5,455	$3,064	$7,860	$126	$(1,433)	$45,754
Items Impacting Comparability:
Other Items	1	4	—	25	—	—	—	—	30
Comparable (Non-GAAP)	$8,079	$5,834	$16,774	$5,480	$3,064	$7,860	$126	$(1,433)	$45,784

	Year Ended December 31, 2022
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$7,523	$4,910	$15,674	$5,445	$2,843	$7,891	$94	$(1,376)	$43,004
Items Impacting Comparability:
Other Items	27	6	2	7	—	—	—	—	42
Comparable (Non-GAAP)	$7,550	$4,916	$15,676	$5,452	$2,843	$7,891	$94	$(1,376)	$43,046

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	7	19	7	0	8	0	34	(4)	6
% Currency Impact	(12)	(3)	0	(5)	0	(7)	1	—	(4)
% Change — Currency Neutral (Non-GAAP)	19	22	7	6	7	7	34	—	11
% Acquisitions, Divestitures and Structural Changes	0	0	0	1	0	(8)	0	—	(1)
% Change — Organic Revenues (Non-GAAP)	19	22	7	5	7	14	34	—	12

% Change — Comparable (Non-GAAP)	7	19	7	1	8	0	34	—	6
% Comparable Currency Impact (Non-GAAP)	(12)	(3)	0	(5)	0	(7)	1	—	(4)
% Change — Comparable Currency Neutral (Non-GAAP)	19	22	7	6	7	7	34	—	11
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions)

Operating Income (Loss) by Operating Segment and Corporate:

	Three Months Ended December 31, 2023
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$798	$797	$910	$313	$119	$185	$(849)	$2,273
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—	—	—	—
Transaction Gains/Losses	—	—	—	—	—	—	82	82
Restructuring	—	—	1	—	—	—	55	56
Other Items	34	19	3	43	—	16	6	121
Comparable (Non-GAAP)	$832	$816	$914	$356	$119	$201	$(706)	$2,532

	Three Months Ended December 31, 2022
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$614	$724	$764	$297	$23	$135	$(482)	$2,075
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—	—	—	—
Transaction Gains/Losses	—	—	—	—	—	—	25	25
Restructuring	(6)	—	38	—	—	—	29	61
Other Items	39	13	68	16	13	(7)	17	159
Comparable (Non-GAAP)	$647	$737	$870	$313	$36	$128	$(411)	$2,320

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	30	10	19	6	426	38	(76)	10
% Currency Impact	(22)	(15)	0	(13)	17	(8)	3	(13)
% Change — Currency Neutral (Non-GAAP)	52	25	19	19	408	46	(79)	23

% Impact of Items Impacting Comparability (Non-GAAP)	1	(1)	14	(9)	194	(19)	(4)	0
% Change — Comparable (Non-GAAP)	29	11	5	14	232	57	(72)	9
% Comparable Currency Impact (Non-GAAP)	(22)	(13)	0	(4)	11	(9)	3	(11)
% Change — Comparable Currency Neutral (Non-GAAP)	50	24	5	18	221	66	(75)	20
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions)

Operating Income (Loss) by Operating Segment and Corporate:

	Year Ended December 31, 2023
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$4,202	$3,432	$4,435	$2,040	$329	$578	$(3,705)	$11,311
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—	—	—	—
Transaction Gains/Losses	—	—	—	—	—	—	1,691	1,691
Restructuring	—	—	26	—	—	—	165	191
Other Items	1	4	48	60	—	8	22	143
Comparable (Non-GAAP)	$4,203	$3,436	$4,509	$2,100	$329	$586	$(1,827)	$13,336

	Year Ended December 31, 2022
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$3,958	$2,870	$3,742	$2,303	$185	$487	$(2,636)	$10,909
Items Impacting Comparability:
Asset Impairments	—	—	—	57	—	—	—	57
Transaction Gains/Losses	—	—	—	—	—	—	996	996
Restructuring	(7)	—	38	—	—	—	86	117
Other Items	27	6	142	7	2	22	60	266
Comparable (Non-GAAP)	$3,978	$2,876	$3,922	$2,367	$187	$509	$(1,494)	$12,345

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	6	20	18	(11)	78	19	(41)	4
% Currency Impact	(14)	(5)	0	(7)	3	(7)	0	(8)
% Change — Currency Neutral (Non-GAAP)	21	25	19	(4)	75	25	(40)	12

% Impact of Items Impacting Comparability (Non-GAAP)	1	0	4	0	2	4	(18)	(4)
% Change — Comparable (Non-GAAP)	6	19	15	(11)	76	15	(22)	8
% Comparable Currency Impact (Non-GAAP)	(15)	(5)	0	(6)	3	(6)	0	(7)
% Change — Comparable Currency Neutral (Non-GAAP)	21	24	15	(5)	74	21	(22)	16
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures

Operating Margin:
	Three Months Ended December 31, 2023	Three Months Ended December 31, 2022	Basis Point Growth (Decline)
Reported Operating Margin (GAAP)	20.95%	20.49%	46
Items Impacting Comparability (Non-GAAP)	(2.17)%	(2.26)%
Comparable Operating Margin (Non-GAAP)	23.12%	22.75%	37
Comparable Currency Impact (Non-GAAP)	(1.43)%	0.00%
Comparable Currency Neutral Operating Margin (Non-GAAP)	24.55%	22.75%	180
Impact of Acquisitions, Divestitures and Structural Changes on Comparable Currency Neutral Operating Margin (Non-GAAP)	(0.01)%	0.02%
Underlying Operating Margin (Non-GAAP)	24.56%	22.73%	183

	Year Ended December 31, 2023	Year Ended December 31, 2022	Basis Point Growth (Decline)
Reported Operating Margin (GAAP)	24.72%	25.37%	(65)
Items Impacting Comparability (Non-GAAP)	(4.41)%	(3.31)%
Comparable Operating Margin (Non-GAAP)	29.13%	28.68%	45
Comparable Currency Impact (Non-GAAP)	(0.85)%	0.00%
Comparable Currency Neutral Operating Margin (Non-GAAP)	29.98%	28.68%	130
Impact of Acquisitions, Divestitures and Structural Changes on Comparable Currency Neutral Operating Margin (Non-GAAP)	0.03%	(0.10)%
Underlying Operating Margin (Non-GAAP)	29.95%	28.78%	117

Free Cash Flow (In millions):
	Year Ended December 31, 2023	Year Ended December 31, 2022	$ Change
Net Cash Provided by Operating Activities (GAAP)	$11,599	$11,018	$581
Purchases of Property, Plant and Equipment (GAAP)	(1,852)	(1,484)	(368)
Free Cash Flow (Non-GAAP)	$9,747	$9,534	$213

Net Share Repurchases (In millions):
Year Ended December 31, 2023
Issuances of Stock (GAAP)	$539
Purchases of Stock for Treasury (GAAP)	(2,289)
Net Change in Stock Issuance Receivables[1] (GAAP)	5
Net Share Repurchases (Non-GAAP)	$(1,745)
1 Represents the net change in receivables related to employee stock options exercised but not settled prior to the end of the year.

Projected 2024 Free Cash Flow (In billions):
Year Ending December 31, 2024
Projected GAAP Net Cash Provided by Operating Activities[1]	$11.4
Projected GAAP Purchases of Property, Plant and Equipment	(2.2)
Projected Free Cash Flow (Non-GAAP)	$9.2
1 Does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.

About The Coca-Cola Company
The Coca-Cola Company (NYSE: KO) is a total beverage company with products sold in more than 200 countries and territories. Our company’s purpose is to refresh the world and make a difference. We sell multiple billion-dollar brands across several beverage categories worldwide. Our portfolio of sparkling soft drink brands includes Coca-Cola, Sprite and Fanta. Our water, sports, coffee and tea brands include Dasani, smartwater, vitaminwater, Topo Chico, BODYARMOR, Powerade, Costa, Georgia, Gold Peak and Ayataka. Our juice, value-added dairy and plant-based beverage brands include Minute Maid, Simply, innocent, Del Valle, fairlife and AdeS. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We seek to positively impact people’s lives, communities and the planet through water replenishment, packaging recycling, sustainable sourcing practices and carbon emissions reductions across our value chain. Together with our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Instagram, Facebook and LinkedIn.

The information contained on, or that may be accessed through, our website or social media channels is not incorporated by reference into, and is not a part of, this document.

Forward-Looking Statements
This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause The Coca-Cola Company’s actual results to differ materially from its historical experience and our present expectations or projections. These risks include, but are not limited to, unfavorable economic and geopolitical conditions, including the direct or indirect negative impacts of the conflict between Russia and Ukraine and conflicts in the Middle East; increased competition; an inability to be successful in our innovation activities; changes in the retail landscape or the loss of key retail or foodservice customers; an inability to expand our business in emerging and developing markets; an inability to successfully manage the potential negative consequences of our productivity initiatives; an inability to attract or retain a highly skilled and diverse workforce; disruption of our supply chain, including increased commodity, raw material, packaging, energy, transportation and other input costs; an inability to successfully integrate and manage our acquired businesses, brands or bottling operations or an inability to realize a significant portion of the anticipated benefits of our joint ventures or strategic relationships; failure by our third-party service providers and business partners to satisfactorily fulfill their commitments and responsibilities; an inability to renew collective bargaining agreements on satisfactory terms, or we or our bottling partners experience strikes, work stoppages, labor shortages or labor unrest; obesity and other health-related concerns; evolving consumer product and shopping preferences; product safety and quality concerns; perceived negative health consequences of certain ingredients, such as non-nutritive sweeteners and biotechnology-derived substances, and of other substances present in our beverage products or packaging materials; failure to digitalize the Coca-Cola system; damage to our brand image, corporate reputation and social license to operate from negative publicity, whether or not warranted, concerning product safety or quality, workplace and human rights, obesity or other issues; an inability to successfully manage new product launches; an inability to maintain good relationships with our bottling partners; deterioration in our bottling partners’ financial condition; an inability to successfully manage our refranchising activities; increases in income tax rates, changes in income tax laws or the unfavorable resolution of tax matters, including the outcome of our ongoing tax dispute or any related disputes with the U.S. Internal Revenue Service (“IRS”); the possibility that the assumptions used to calculate our estimated aggregate incremental tax and interest liability related to the potential unfavorable outcome of the ongoing tax dispute with the IRS could significantly change; increased or new indirect taxes; changes in laws and regulations relating to beverage containers and packaging; significant additional labeling or warning requirements or limitations on the marketing or sale of our products; litigation or legal proceedings; conducting business in markets with high-risk legal compliance environments; failure to adequately protect, or disputes relating to, trademarks, formulas and other intellectual property rights; changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations; fluctuations in foreign currency exchange rates; interest rate increases; an inability to achieve our overall long-term growth objectives; default by or failure of one or more of our counterparty financial institutions; impairment charges; an inability to protect our information systems against service interruption, misappropriation of data or cybersecurity incidents; failure to comply with privacy and data protection laws; evolving sustainability regulatory requirements and expectations; increasing concerns about the environmental impact of plastic bottles and other packaging materials; water scarcity and poor quality; increased demand for food products, decreased agricultural productivity and increased regulation of ingredient sourcing due diligence; climate change and legal or regulatory responses thereto; adverse weather conditions; and other risks discussed in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2022, and our subsequently filed Quarterly Reports on Form 10-Q, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements.